SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – June 9, 2008
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

      On June 9, 2008, Honeywell International Inc. (“Honeywell”) entered into a Stock and Asset Purchase Agreement (the “Agreement”) with BE Aerospace, Inc. (“Purchaser”), pursuant to which Honeywell will sell its Consumables Solutions aerospace hardware distribution business (“Business”) to Purchaser for $1.05 billion. The purchase price will consist of $800 million of cash, plus an additional $250 million payable in Purchaser’s common stock; provided, however, that Purchaser may substitute cash to the extent that the value of six million shares of Purchaser’s common stock is less than $250 million. Pursuant to the Agreement, shares of Purchaser’s common stock will be valued based on the volume-weighted average share price during the ten consecutive trading day period ending on (and including) the date that is two trading days prior to the closing date.

      The foregoing description to the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The Agreement contains customary representations and warranties, covenants and closing conditions, including the receipt of regulatory approvals.

      Pursuant to the Agreement, in connection with the completion of the sale of the Business, Honeywell and Purchaser will enter into, among other things, exclusive supply and license agreements and a stockholder agreement.

      On June 9, 2008, Honeywell issued a press release regarding this transaction, a copy of which is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Stock and Asset Purchase Agreement, dated June 9, 2008, by and between Honeywell International Inc. and BE Aerospace, Inc.

99.1	Press release, dated June 9, 2008, issued by Honeywell
announcing the Agreement

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2008	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins Vice President, Corporate Secretary and Deputy General Counsel